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                                                                    EXHIBIT A(7)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell these securities. The Offer is made only by the Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In those jurisdictions where securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Lazard Freres & Co. LLC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                                       of

                       The Peak Technologies Group, Inc.

                                       at

                              $18.00 Net Per Share

                                       by

                           Kirkwood Acquisition Corp.

                     an indirect wholly owned subsidiary of

                            Moore Corporation Limited

      Kirkwood Acquisition Corp., a Delaware corporation (the "Offeror"), a wholly owned subsidiary of FRDK, Inc., a New York Corporation, a wholly owned subsidiary of Moore U.S.A. Inc., a Delaware Corporation (the "Parent"), a wholly owned subsidiary of Moore Corporation Limited, a corporation organized under the laws of Ontario, Canada, hereby offers to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), of The Peak Technologies Group, Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of March 28, 1997, between the Company and ChaseMellon Shareholder Services, as Rights Agent, (the "Rights" and, together with the Common Stock, the "Shares"), at a purchase price of $18.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ON 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON TUESDAY, MAY 27, 1997, UNLESS THE OFFER IS EXTENDED.

      The Offer is being made pursuant to an Agreement and Plan of Merger dated as of April 23, 1997 (the "Merger Agreement") among the Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of Delaware law, the Offeror will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company or any subsidiary of the Company, or by the Parent, the Offeror
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or any other subsidiary of the Parent, or, if holders of Shares are entitled to appraisal rights under Delaware law, Shares which are held by shareholders, if any, who properly exercise their appraisal rights under Delaware law) will be converted into the right to receive $18.00 in cash, or any higher price that is paid in the Offer, without interest.

      The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as hereinafter defined) that number of Shares constituting a majority of the outstanding Shares (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Shares), (ii) expiration or termination of the applicable waiting period under (1) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (2) Section 24a, Subsection 2, Sentence 1 of the German Act Against Restraint of Trade, and (iii) satisfaction of certain other terms and conditions. See section 15 of the Offer to Purchase.

      The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement, has determined that the terms of each of the Offer and the Merger are fair to and in the best interests of the Company's stockholders, and recommends that the Company's stockholders accept the Offer and tender their Shares in the Offer. Subject to the terms of the Merger Agreement and applicable law, the Offeror expressly reserves the right, at any time or from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, or payment for, any Shares by giving oral or written notice of such extension to the Depositary (as defined in the Offer to Purchase) and to amend the Offer in any other respect by giving oral or written notice of such extension to the Depositary. The Offeror shall not have any obligation to pay interest on the purchase price for tendered Shares whether or not the Offeror exercises its rights to extend the period of time during which the Offer is open. Any such extension will be followed by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Without limiting the manner in which the Offeror may choose to make any public announcement, Offeror will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a release to the Dow Jones News Service or as otherwise may be required by law.

      For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting payment to the tendering stockholders. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by


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the Depositary of certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase and timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and any other documents required by the Letter of Transmittal.

      If any of the conditions set forth in the Offer to Purchase that relate to the Offeror's obligations to purchase the Shares are not satisfied by 12:00 Midnight, New York City time, on Tuesday, May 27, 1997 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement, (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer as so extended,
(ii) subject to complying with applicable rules and regulations of the Securities and Exchange Commission, accept for payment all Shares so tendered and not extend the Offer, (iii) amend the Offer or (iv) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Tuesday, May 27, 1997, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire. The Offeror expressly reserves the right, in its sole discretion, at any time or from time to time, subject to applicable law and to the terms of the Merger Agreement, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary followed by, as promptly as practicable, a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment, may also be withdrawn at any time after June 27, 1997. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. All questions as to the form and validity


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(including time of receipt) of a notice of withdrawal will be determined by the
Offeror, in its sole discretion, and its determination shall be final and binding on all parties.

      The information required to be disclosed by Paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Company has provided to the Offeror its lists of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

      The Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Offeror's expense. Questions or requests for assistance may also be directed to the Information Agent or the Dealer Manager. No fees or commissions will be payable to brokers, dealers or other persons other than the Information Agent, the Dealer Manager and the Depositary for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                         [MacKenzie Partners, Inc. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (call collect)
                                       or
                          Call Toll-Free (800) 322-2885

                      The Dealer Manager for the Offer is:

                             LAZARD FRERES & CO. LLC

                              30 Rockefeller Plaza
                            New York, New York 10020
                                 (212) 632-6717
                                 (call collect)

April 29, 1997


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